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                                                                    Exhibit 10.4

                                   AGREEMENT

This Agreement, hereinafter referred to as the "Agreement", is entered into on January 1, 1995, in Warsaw by and between:

United Distillers Finlandia Group Sp. z o.o., with its seat in Warsaw, represented by Maxwell Johnston, General Director, Central Europe, hereinafter referred to as the "Firm";

and,

Carey Agri-International, with its seat in Warsaw, represented by Bill Carey, hereinafter referred to as the "Wholesaler."

WHEREAS, the Firm sells the Products also in the Territory, as set forth in
Section 1 of this Agreement; and,

WHEREAS, the Firm seeks to increase its volume of sale in Poland in a controlled and secured way; and,

WHEREAS, the Wholesaler has a well-developed commercial network and also considerable experience in the liquor trade,

SO, the parties to this Agreement have decided the following:

                               Agreed Terminology

                                     (S) 1

1. Throughout the Agreement, the following terms shall have the following meaning:

     1.1. "Products" shall mean the products placed on the Price List which are available (F.C.A.) in the Firm's Warehouse in Warsaw for sale by the Firm to the Wholesaler at prices inclusive of customs and importation fees;

     1.2. "Territory" shall mean the territory of the Republic of Poland serviced by the Wholesaler's commercial network; and,

     1.3 "Parties" shall mean either the Firm, the Wholesaler or both, as the context requires.
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                            Object of the Agreement

                                     (S) 2

1. With effect from January 1, 1995 the Firm appoints the Wholesaler as an "Authorized Wholesaler of UNITED DISTILLERS' Products" hereinafter referred to as "An Authorized Wholesaler" for the Products in the Territory. The Wholesaler can use this term or its abbreviations in its commercial and promotional activities solely while it possesses this status and for Products sold within the Territory.

2. The Wholesaler will be An Authorized Wholesaler for a period of unlimited period.

3. The Firm can also grant the status of "An Authorized Wholesaler of United Distillers' Products" to other economic entities which sell the Products within the Territory.

                            An Authorized Wholesaler

                                     (S) 3

During the period of being An Authorized Wholesaler, the Wholesaler agrees to the following:

1. Not to purchase products which are the same as the Products but sold by third persons competing with the Firm;

2. To make all efforts and take all necessary organizational and legal actions for promotional purposes to increase the sale of the Products within the Territory;

3. To comply with the Firm's belief that it is essential to develop joint annual Marketing plans in co-operation with each Authorized Wholesaler in order to properly promote the Firm's Products. Accordingly:

     a. The Wholesaler shall agree a joint Sales Plan with the Firm within no more than six weeks after the Execution Date; and,

     b. If agreement on a joint Sales Plan cannot be reached, the Firm shall have the right, at its sole discretion, to terminate the Agreement.

4. To maintain sufficient stocks of the Products to satisfy the Wholesaler's clients' current and anticipated demand for the Products;

5. To drain and deliver to the Firm reports ("Wholesaler Depletion Report") including information on the sale of the Products:

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     a.    These reports will be drafted according to a sample provided by the
Firm; and,

     b. These reports will be delivered within the period of time prescribed by the Firm, but which will not exceed one month;

6. To deliver to the Firm for its review and approval at least two copies of all advertising materials about the Products prior to their distribution;

7    To deliver written estimates on the anticipated and planned sales volume of the respective Products within the Territory, during the period of four consecutive quarters, at least three months before the commencement of each calendar quarter (each such estimate containing an update of the estimates previously made);

8. Not to use sales methods for or promotion and advertising of the Products which might harm the Firm's good name or the trademarks of the respective Products.

                    Firm's Intellectual Property Protection

                                     (S) 4

1. None of tile provisions of this Agreement can be understood to mean or construed as the basis for transferring to the Wholesaler any trademark rights, product names, advertising slogans or copyrights related to the Products and belonging to the Firm.

2. The Wholesaler shall also be liable in relation to the Firm for any third party's violation of the Firm's rights mentioned in Point 1 and other rights to the protection of its intellectual property during and in connection specifically with the promotion and sale of the Products by the Wholesaler.

                            Liabilities and Remedies

                                     (S) 5

I. If the Wholesaler fails to observe or to perform the provisions of this Agreement, the Firm shall have the right to:

1. Deliver a written notice to the Wholesaler requiring it to stop its breaching activities and remedy its failure, including stopping the Wholesaler making public statements with specified contents and in a specified manner, and/or set a term for the Wholesaler for taking these actions;

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2. If the Wholesaler fails to provide injunctive relief or to remedy its failure within the term specified by the Firm, the Firm shall have the right to terminate the Agreement immediately and to withdraw the status of an "Authorized Wholesaler" from the Wholesaler;

3. If a violation of this Agreement causes damage to the Firm or to a third Party and/or violation of the Firm's or a third person's personal rights, the Firm may also require the Wholesaler to remedy such violation, compensate sustained losses and make an appropriate statement; and,

                                 Miscellaneous

                                     (S) 6

1.   This Agreement is entered into for unlimited period with 90 days notice.

2. Each Party has the right to terminate this Agreement with 90 days notice by written notice sent to the other Party via registered mail letter, confirmed by a subsequent letter sent by fax on the same day as the date of the registered mail letter.

3. If this Agreement is terminated or any Party withdraws from it, the Wholesaler shall immediately cease using the phrase "Carey Agri-Intentional is an Authorized Wholesaler of United Distiller's Products" and similar phrases. The Wholesaler shall also, at its own cost, withdraw from public circulation all materials, announcements, advertising or information programs, including information and slogans or graphic signs whose contents could suggest that the Wholesaler is "An Authorized Wholesaler."

4. The Firm reserves the right to change the prices for Products during the period of this Agreement with 14 days unless the change is caused as a result of circumstances outside of the Firm's control.

5. Both Parties declare that they have all necessary licenses for trading of spirit beverages. The Wholesaler agrees to provide the Firm with a valid copy of their wholesalers' spirit license.

                                 Trading Terms

                                     (S) 7

1. The Wholesaler agrees to make payments to the Firm within 30 days from the invoice date, i.e. from the collection date of the Products from the Firm's warehouse. The payments will be done on the Firm's bank account.

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2.   Late payments may result charging the Wholesaler with penalty interest rate by the Firm according to the official interest rates.

3. The Wholesaler is authorized to 10% discount on net selling prices placed in Price List for imported products.

4. The Wholesaler agrees to provide the Firm with the following documents every six months:

     a.    confirmation from the Tax Office regarding tax payment status

     b.    bank opinion including credit information, if any.

                         Arbitration and Choice of Law

                                     (S) 8

1. Any disputes arising out of the execution of this Agreement which cannot be resolved amicably by the Parties shall be resolved through arbitration. The place of the arbitration shall be in Warsaw, Poland, at the Arbitration Court of the National Chamber of Commerce. The procedures of the Arbitration Court shall apply and the language of the proceedings shall be Polish. The decision of the Arbitration Court shall be final and binding for the Parties.

2. In matters not regulated by this Agreement, the provisions of the Polish Civil Code and the provisions of the Polish Commercial Law shall apply.

3. This Agreement has been made in Polish, in two identical copies, one for each Party, and has been duly read and duly executed by the Parties' authorized representatives.


For: United Distillers Group Sp. z o.o.   For:  Carey Agri-International:

                                          By: /s/ William Carey
                                              Dyrektor Zarzadu
By: /s/ Maxwell Johnston                      CAREY POLAND Sp. Z.O.O.
   ------------------------------            ------------------------------
Name: Maxwell Johnston                    Name: Bill Carey

Title: General Director, Central Europe   Title: CAREY AGRI INTERNATIONAL-POLAND
                                                        Sp. z.o.o.
                                                 Warszawa, Al. Solidarnosci 117
                                                 tel. 620 52 25,  24 62 09
                                                      620 57 45,  fax 620 58 53

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